Exhibit 23.2

Consent of Independent Public Accountants

To the Board of Directors of QuadraMed Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2003 and May 15, 2003 relating to the consolidated financial statements and related financial statement schedule of QuadraMed Corporation for the year ended December 31, 2001, which report appears in the December 31, 2003 Annual Report on Form 10-K of QuadraMed Corporation .

We also consent to the reference to Pisenti & Brinker LLP as Experts in the Prospectus.

/s/ PISENTI & BRINKER LLP
PISENTI & BRINKER LLP

Petaluma, California

March 31, 2004